EXHIBIT 3.1J

                          ARTICLES OF INCORPORATION
                                      OF
                IRON MOUNTAIN RECORDS MANAGEMENT OF OHIO, INC.


      The undersigned, being a natural person and acting as the incorporator, does hereby adopt the following Articles of Incorporation for the purpose of forming a corporation pursuant to the provisions of Chapter 1701 of the Revised Code of Ohio, as amended and implemented, and as hereinafter sometimes referred to as the "General Corporation Law".

      FIRST: The name of the corporation (hereinafter called the "corporation") is Iron Mountain Records Management of Ohio, Inc.

      SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is 5857 Highland Ridge Drive, City of Cincinnati, County of Hamilton 45232.

      THIRD: The purposes for which the corporation is formed shall be to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Revised Code of Ohio.

      FOURTH: The authorized number of shares of the corporation is one hundred, all of which are of a par value of one dollar each and are of the same class and are to be common shares.

      FIFTH: The period of existence of the corporation is perpetual.

      SIXTH: No holder of any of the shares of the corporation shall be entitled as of right to purchase or subscribe for any unissued shares of any class or any additional shares of any class to be issued by reason of any increase of the authorized number of shares of the corporation of any class, or bonds, certificates of indebtedness, debentures, or other securities convertible into shares of the corporation or carrying any right to purchase shares of any class, but any such unissued shares or such additional authorized issue of any shares or of other securities convertible into shares, or carrying any right to purchase shares, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

      SEVENTH: 1. Notwithstanding any provision in the General Corporation Law requiring for any purpose the vote, consent, waiver or release of the holders of a designated greater proportion (but less than all) of the shares of any particular class or of each class, if the shares are classified, the vote, consent, waiver or release of the holders of at least a majority of the voting power, or of at least a majority of the shares entitled to vote, of such particular class or of each class, if the shares are classified, shall be required in lieu of any such designated greater proportion otherwise required by any provision of the General Corporation Law.


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            2. Whenever the General Corporation Law shall fail to prescribe a designated proportion of voting power required for any purpose, the vote, consent, waiver or release of at least a majority of the voting power represented at a meeting of shareholders at which a quorum is present shall be sufficient for any such purposes; and at any such meeting the shareholders entitled to exercise at least a majority of the voting power relating to any such purpose shall constitute a quorum.

            3. The corporation shall have the power, without the approval, which might otherwise be required, of any of its shareholders, to repurchase any of its shares if and when any shareholder desires to, or on the happening of any event is required to, sell such shares, and shall have the power, without the approval of any of its shareholders, to purchase any of its issued shares to the fullest extent permitted by Section 1701.35 of the General Corporation Law.

      EIGHTH: The corporation shall, to the fullest extent permitted by Section 1701.13 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to or covered by said section; and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Regulations, any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      NINTH: From time to time any of the provisions of the Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the General Corporation Law and the laws of the State of Ohio at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the corporation by the Articles of Incorporation are granted subject to the provisions of this Article NINTH.



Signed on October 19, 1994.         /s/  Garry B. Watzke
                                         ---------------------------
                                         Garry B. Watzke
                                         Sole Incorporator